PROMISSORY NOTE

No. 1	Dated as of: May 27, 2014
New York, New York

FOR VALUE RECEIVED, AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC. (“Payor”) promises to pay to the order of CARP, LLC (“Payee”), on the day that is the first (1st) anniversary of the date hereof (the “Maturity Date”), in lawful money of the United States of America, in immediately available funds and at the office of Payee located c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York, the aggregate unpaid principal amount of the loan (the “Loan”) in the amount of Forty-Five Million Dollars ($45,000,000) advanced by Payee to Payor on the date hereof. Payor shall have the right to extend the Maturity Date to a date that is not later than the second (2nd) anniversary of the date hereof. Payor may prepay all or any portion of the Loan prior to the Maturity Date, provided that any partial prepayment of the Loan is made in no less than One Hundred Thousand Dollars ($100,000) increments.

The unpaid principal amount of the Loan from time to time outstanding shall bear interest at the rate of six percent (6%) per annum commencing on July 1, 2014. Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be binding upon Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein or in any other promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by Payee to any Payor (except any (a) amendments or amendments and restatements of this Promissory Note or (b) supplements made hereby in accordance with the terms hereof).

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable laws or other legal requirements by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

This Promissory Note may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note.

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IN WITNESS WHEREOF, Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer or authorized signatory, as the case may be, as of the date set forth below its signature hereto.

PAYOR:

American Realty Capital Hospitality Trust, Inc., a

Maryland corporation

By:       /s/  Jonathan P. Mehlman

             Name:    Jonathan P. Mehlman

             Title:      Chief Investment Officer

Dated as of:  May 27, 2013

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